Allianz Life Insurance Company of New York
Erik Nelson
Associate General Counsel, Senior Counsel
Corporate Legal
5701 Golden Hills Drive
Minneapolis, MN  55416-1297

Telephone:  763-765-7453
Erik.Nelson@allianzlife.com
www.allianzlife.com

July 29, 2022
Board of Directors
Allianz Life Insurance Company of New York
1633 Broadway, 42nd Floor,
New York, New York 10019
Re:          Opinion and Consent of Counsel
            Allianz Life Insurance Company of New York
            Registration Statement on Form S-1 (File No. 333-259863)

Dear Sir or Madam:
You have requested my Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of the Registration Statement on Form S-1 for the Individual Deferred Variable Annuity Contract to be issued by Allianz Life Insurance Company of New York, (File No. 333-259863).
I am of the following opinions:
1.
Allianz Life Insurance Company of New York is a stock life insurance company organized under the laws of the state of New York and is authorized to offer fixed and variable annuities and individual life insurance.

2.
Upon the acceptance of purchase payments made by a Contract Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such a Contract Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract, and all contractual interests of the Contract Owner are binding obligations of the Registrant.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.
Sincerely,
Allianz Life Insurance Company of New York

By:    /s/ Erik T. Nelson
      Erik T. Nelson
     Associate General Counsel, Senior Counsel

cc:  Samantha Rawleigh